EXHIBIT 99.1

JOINT FILING AGREEMENT MADE PURSUANT TO
RULE 13d-1(k)

The parties hereto agree that pursuant to Rule 13d-1(k) of Regulation 13D-G promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the Schedule 13G of which this Agreement is made an exhibit is filed on behalf of them in the capacity set forth below.  The parties hereto agree that, once this Schedule 13G is fully executed by all parties, Crosstex Energy, Inc. shall be authorized to file this Schedule 13G on behalf of all such parties and shall be designated as the person authorized to receive notices and communications with respect to the Schedule 13G and any amendments thereto.

Date: March 18, 2013	XTXI CAPITAL, LLC

	By:	/s/ Joe A. Davis
	Name:	Joe A. Davis
	Title:	Executive Vice President, General Counsel and Secretary

Date: March 18, 2013	CROSSTEX ENERGY, INC.

	By:	/s/ Joe A. Davis
	Name:	Joe A. Davis
	Title:	Executive Vice President, General Counsel and Secretary